Execution Version
Exhibit 10.1
RETIREMENT AGREEMENT

    This Retirement Agreement (referred to as the “Agreement”) is entered into by AllianceBernstein L.P. (the “Employer” or “AB”) and its related companies, including AllianceBernstein Holding L.P. (“Holding”) and AllianceBernstein Corporation (the “Corporation,” and together with AB and Holding, the “Company”) and Seth Bernstein (referred to as “Employee”), who are collectively referred to as the “Parties.”

    WHEREAS, the Company and Employee are parties to an Employment Agreement dated April 28, 2017, as amended (the “Existing Employment Agreement”), pursuant to which the Executive currently serves as the Company’s Chief Executive Officer.

WHEREAS, Employee wishes to retire from the Company effective March 31, 2027 (the “Retirement Date”), and, in connection with Employee’s retirement, the Company wishes to provide for the orderly and effective transition of Company leadership to the new Chief Executive Officer and to secure Employee’s ongoing services in connection with such transition and continue his service to the Company on the terms and conditions specified herein.

WHEREAS, Employee’s retirement from the Company will be treated as a “Retirement” under Section 7(d) of the Employee’s various Incentive Compensation Award Program Award Agreements.

NOW THEREFORE, in consideration of and exchange for the promises contained in this Agreement, and for other good and valuable consideration as recited in this Agreement, the receipt and adequacy of which is acknowledged by the Parties, the Parties, intending to be legally bound, agree as follows:

1A.    Employment and Position; Existing Employment Agreement; Compensation. From the date on which this Agreement is executed by both the Company and Employee (the “Effective Date”) through the Retirement Date, Employee shall continue to serve as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company and subject to the Existing Employment Agreement, which shall remain in full force and effect except as modified by the terms and conditions of this Agreement. To the extent that the terms of the Existing Employment Agreement and this Agreement are in any respect in conflict, the terms and conditions of this Agreement shall control. From the Effective Date through the Retirement Date, Employee shall continue performing all duties consistent with Employee’s position as Chief Executive Officer as reasonably directed by the Company’s Board of Directors, including working towards an orderly transition of Employee’s responsibilities to his successor, and shall abide in all material respects by the Company’s policies and procedures. Employee understands that Employee will continue to be paid Employee’s base salary at an annualized rate of $650,000 from the Effective Date through the Retirement Date, less applicable tax withholding and other existing payroll deductions. Employee also understands that until the Retirement Date, and in accordance with Company policy, the Company will continue in effect Employee’s benefits coverage under its group plans subject to any changes, amendments or
16687050v1 (24741.004)

modifications that may be made by the Company that are applicable generally, including, but not limited to, discontinuing such coverage and prerequisites. For the avoidance of doubt, Employee remains eligible to participate in the Company’s year-end variable compensation program. For year-end 2026, Employee’s Incentive Compensation shall be $13,350,000 paid in cash, less applicable tax withholdings and other payroll deductions, and shall be paid to Employee in December of 2026 in accordance with the Company’s normal payroll practices. Employee shall also receive an “appreciation” grant of restricted AB Holding Unit Awards awarded through the 2017 Long Term Incentive Plan (or the successor plan thereto, the “2017 Plan”) with a total grant value of $2,500,000 and three-year annual vesting, to be issued on or about the Retirement Date. Employee will also receive a 2026 EQH LTIP award of $1,000,000 to be issued in the second quarter of 2027.

As of the Retirement Date and except as otherwise set forth herein or in connection with Employee’s service on the Board of Directors of the Company, Employee’s participation in and contributions to all welfare, non-qualified and qualified plans of the Company and its affiliates, including, but not limited to, if applicable, the AllianceBernstein Partners Compensation Plan, the AB Incentive Compensation Award Program (“ICAP”), the 2017 Plan, the 2010 Long Term Incentive Plan (the “2010 Plan”) and the Profit Sharing Plan for Employees of AllianceBernstein L.P. (the “Profit Sharing Plan”), shall cease, and Employee’s rights to a distribution, rollover, form of payment, vesting, exercise or deferral regarding Employee’s account balances shall be determined in accordance with the terms and conditions of the respective plans and associated agreements.

Furthermore, and in accordance with Company policy, following the Retirement Date, Employee shall benefit from the 100% asset management fee discount applicable to former employee (and employee-related) accounts, subject to any changes, amendments or modifications that may be made by the Company to this policy generally.

The Company covenants and agrees that it shall not terminate Employee’s employment prior to the Retirement Date, other than for Cause (as defined in the Existing Employment Agreement) and Employee covenants and agrees that he shall not resign prior to the Retirement Date.

    1B.    Consideration. If Employee meets the conditions of Paragraph 1A and also: (i) remains actively employed (without having been terminated or given notice of resignation) through the Retirement Date; (ii) executes the release referred to in Exhibit A, below; (iii) otherwise complies in all material respects with the terms and conditions of this Agreement (provided, that the Company shall provide Employee with written notice of any failure to comply and an opportunity of not less than twenty (20) days to cure, if curable); and (iv) executes, returns, and does not revoke this Agreement to the Employer, then Company agrees to provide Employee with the following additional consideration:

(a)Post-Retirement Severance. Employer will provide Employee with the following severance payments following the Retirement Date: Employee shall be paid via payroll direct deposit, 26 weeks of severance, in the total gross amount of $325,000 constituting severance, paid on a bi-weekly installment basis through

Employer’s regular payroll cycle. Appropriate local, state, and federal withholdings and taxes shall be deducted from this payment, and an IRS form W-2 shall be issued to Employee in connection with this payment for the tax year in which the payment is received. These payments will begin as soon as administratively practicable, but no more than twenty (20) days, following the Retirement Date and the expiration of the period set forth in Paragraph 7 of Exhibit A, provided that Employee has executed this Agreement, the release contained in Exhibit A to this Agreement, and provided that Employee makes himself available to consult with Leadership Team members and the General Counsel of the Company on a reasonable basis through December 31, 2027 to ensure an orderly transition of Company leadership during this period.

(b)     Transition Support. Employer will provide the following transition support services to Employee that will commence on the Retirement Date and continue for the periods set forth below:

1.Support from two Executive Assistants from the Retirement Date through December 31, 2027.
2.Security services in New York and Nashville from the Retirement Date through December 31, 2027, upon request.
3.Driver services in New York and Nashville from the Retirement Date through December 31, 2027, upon request.
4.Legal, tax and transition support provided by a third party to be agreed upon by Employee and the Company from the Retirement Date through December 31, 2028, in the maximum amount of $50,000. For the avoidance of doubt, this shall be a separate budget from the amounts set forth in Paragraph 1B(c)(3) below.
5.Office space from the Retirement Date through December 31, 2027, upon request.

(c)    Benefits and COBRA. In further consideration of Employee’s acceptance of this Agreement, if as of the Retirement Date, Employee is participating in the Employer’s group medical, dental, and vision plans, then the Employer agrees to extend Employee’s current medical, dental, and vision coverage, under its group plans through December 31, 2028 (the “Benefits Continuation Period”). Employee understands that Employee will be eligible to elect to continue Employee’s current level of health care flexible spending account and limited purpose health care flexible spending account coverage, at Employee’s own expense, subject to the applicable COBRA requirements and conditions. Employee further understands that Employee will be able to elect COBRA continuation coverage for medical, dental, and vision at the end of Employee’s Benefits Continuation Period. Information regarding COBRA continuation coverage will be sent to the Employee’s home address on file. The Company may, at its sole discretion, create, amend, modify or eliminate any or all benefits and plans including, but not limited to carriers, plan provisions, or contributions at any time; provided, that, Employee shall be permitted to maintain coverage provided to other executives generally. Except as set forth below, Employee acknowledges that all other benefits shall cease as of Employee’s last day of employment. Information regarding portability and conversion of life insurance will also be mailed to Employee within two weeks of Employee’s last day with AB. If Employee is interested in continuing Long Term Disability through Unum, Employee should contact them at 866-220-8460 to discuss continuation options.

Notwithstanding the foregoing, Employee is entitled to the following benefits following the Retirement Date:

1.Supplemental Medicare Plan coverage through December 31, 2028 (at $1,000/month for 36 months);
2.Third-Party Retiree Health Guidance Services from the Company’s identified provider;
3.Reimbursement for reasonable attorneys’ fees through the Retirement Date in a maximum amount of $25,000;
4.Reimbursement for reasonable relocation services from Employee’s Nashville residence by December 31, 2027, in a maximum base amount of $60,000 (upon submission of receipts and to be grossed up for any applicable taxes); and
5.A 5-year annual subscription for Bloomberg Terminal, beginning on April 1, 2027.

        2.    Items That Are Not Consideration for Execution of this Agreement.

(a)Profit Sharing. Employee acknowledges and understands that Employee’s participation in the Profit Sharing Plan for Employees of AllianceBernstein L.P. terminates upon the termination of Employee’s employment. A statement detailing Employee’s accrued benefits under the plan will be provided within a reasonable time thereafter. Distribution of Employee’s benefits in both Employee’s Participant Account and Employer Account will be made in accordance with the actuarial administration of the plan or in one lump sum if requested.

(b)ICAP. To the extent Employee is a participant in ICAP, it is understood and agreed that Employee’s continued participation in ICAP shall be governed by the terms and conditions of that plan and its associated award agreements. For the avoidance of doubt, for purposes of Employee’s right to continue to receive unvested benefits, and for purposes of the application of post-employment covenants, under ICAP, Employee’s termination pursuant to the terms of this Agreement shall be a “Retirement” pursuant to ICAP, provided Employee remains actively employed (without having been terminated for Cause as defined in the Existing Employment Agreement) through the Retirement Date.

        3.    Tax Liability. Employee agrees and acknowledges that Employee is responsible for any ensuing income tax liability following receipt of the consideration in Paragraph 1B above and agrees to indemnify and hold harmless the Company from all tax liabilities, including penalties and/or interest that may result from the consideration paid to Employee; subject to the gross-up described in Paragraph 1B(c)(4) above. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be entitled to the payment in Paragraph 1B above.

    Further, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (“Section 409A”). If any provision of this Agreement contravenes Section 409A or would cause Employee to be subject to additional taxes, interest or penalties under Section 409A, Employee and the Company shall discuss in good faith modifications to this Agreement in order to mitigate or eliminate such taxes, interest or penalties. In making such modifications the Company and Employee must reasonably attempt to maintain the original intent of the applicable provision without contravening the provisions of Section 409A to the maximum extent practicable. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto. If Employee is a “specified employee” on the date of Employee’s termination of employment, any payments to Employee will be delayed if and to the extent required by Code Section 409A.

    4.    Retirement Date. Employee’s employment with the Company shall terminate effective as of the Retirement Date. Except as otherwise expressly set forth in this Agreement, following the Retirement Date, Employee shall no longer: (i) receive any compensation or benefits as an employee of the Company; or (ii) perform any duties or services as an employee of the Company. Employee shall continue to serve on the Board of Directors of AllianceBernstein Corporation following his retirement and shall be compensated for such role under the same terms applicable for the Company’s current Independent Directors.

5.    Return of Company Property. Employee shall, within seven days following the Retirement Date, surrender and deliver to the Company or its agents all work product of the Company and all property of the Company entrusted to Employee’s use and possession (other than de minimis items), including, but not limited to, phones, laptops, tablets, building-access cards, employee identification cards, keys, credit cards, computer equipment, passwords, documents, correspondence, manuals, programs, reports, forms, listings and data, information relating to students, funders, and/or clients, information and data belonging to the Company, and any and all Company work product and/or property of any type whatsoever, and any copies thereof, emanating from the Company, or any of their agents, students, employees, suppliers, or existing or potential customers, that came into Employee’s possession by any means whatsoever during the course of or following Employee’s employment with the Company. Employee affirms by the execution of this Agreement that Employee has not given any such property to others. Notwithstanding the foregoing, Employee may retain all Company property necessary and appropriate for Employee’s continuing role as a Company director following the Retirement Date, as well as his contacts, calendars, personal correspondence and any information or documents necessary for the preparation of his tax returns. Employee may also retain his Company email address for so long as he serves as a Company director.

    6.    No Admission of Wrongdoing. Employee and the Company agree and acknowledge that the terms of this Agreement shall not be construed in favor of one party or against the other. Employee further agrees that the consideration provided to Employee shall not be construed as an admission of any wrongdoing or liability on the part of the Company under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Company. The Company further agrees that the Release provided by Employee shall not be construed as an admission of any wrongdoing or liability on the part of Employee under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by Employee.

7.    Confidentiality. During Employee’s employment by the Company, and continuing after the Retirement Date, and except as otherwise required by law (or as provided below), Employee shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information which Employee shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public or within the Company’s industry. All information regarding or relating to any aspect of the business of the Company or any of its affiliates, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of the Company or any of its affiliates), or any other information acquired because of Employee’s employment by the Company, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public or commonly known in the financial services industry (in each case, other than as a result of unauthorized disclosure by Employee). Employee’s obligations under this Paragraph 7 shall be in addition to any other confidentiality or nondisclosure obligations to the Company at law or under any other Company policy or agreements. Notwithstanding the foregoing, nothing herein shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In addition, notwithstanding anything in this Agreement to the contrary, including but not limited to any confidentiality, non-disclosure or non-disparagement provisions, nothing herein waives or limits Employee’s right to report possible violations of law or regulation to any governmental agency or federal or state regulatory authority or self-regulatory organization, to make other disclosures that are protected under any law or regulation, to cooperate with any investigation or proceeding by a governmental agency, federal or state regulatory authority, or self-regulatory organization or to receive an award for information provided to any securities regulatory agency or authority. In addition, Employee may reveal Confidential Information as reasonably appropriate in connection with any litigation or other legal process between Employee and the Company or any of its affiliates. Further, nothing in this Agreement prohibits Employee from (i) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by the appropriate local, state, or federal agency or testifying truthfully in any legal process; or (ii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Employee is entitled. The Employee shall, to the extent permitted by law, promptly provide written notice of any such request, subpoena or investigation to the General Counsel of the Company. For the avoidance of doubt, Employee shall be expressly permitted to provide any potential subsequent employer, business partner or service recipient with copies of any restrictive covenant obligation in favor of the Company by which Employee may be bound.

8.    Cooperation. Employee agrees that during the thirty-six (36) month period following the Retirement Date Employee will reasonably cooperate with and assist the Company, its related entities, and any of their respective officers, board members, directors or employees if requested by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company: (i) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Employee’s involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony); (ii) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company; (iii) with respect to transition and succession matters, which will require Employee to devote no more than a de minimis amount of Employee’s time; and (iv) in connection with any claims, arbitrations, or lawsuits against the Company. Any cooperation or transition services provided pursuant to this Section 8 shall be subject to reasonable notice from the Company to Employee and to Employee’s personal and business commitments and Employee shall not be required to cooperate against his own legal interests or the legal interests of any subsequent employer or business partner. Employee shall be reimbursed for his reasonable, out-of-pocket expenses incurred in connection with any cooperation or transition services provided pursuant to this Section 8, including travel expenses at the level of travel which Employee was entitled as Chief Executive Officer of the Company, and the fees of independent counsel, if Employee, in his good faith discretion, determines that independent counsel is necessary (and the General Counsel of the Company, acting in good faith, approves such independent counsel request).

9.    Choice Of Law and Venue. The Parties agree that this Agreement and the rights and obligations in it shall be governed by and construed in accordance with the federal and state laws of New York, regardless of any principles of conflicts of laws of any jurisdiction. All actions relating to this Agreement, breach of this Agreement, or enforcement of this Agreement, shall be commenced, heard, and decided in the state and federal courts located in New York.

    10.    Construction. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect and continue to be enforceable. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

11.    Entire Agreement. This Agreement and all the terms and provisions contained in it, shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, officers, purchasers, agents, assigns, representatives, directors and employees of the Company. The Parties further agree that this Agreement, together with the Existing Employment Agreement, contains and comprises the entire agreement and understanding of the Parties, and that there are no additional promises or terms of the Agreement among the Parties. Without limiting the foregoing, the obligations of Employee with respect to non-competition and non-solicitation of customers and employees pursuant to Section 8 of the Existing Employment Agreement are incorporated into this Agreement by reference, survive Employee’s retirement, and shall remain in full force and effect. Further, the Confidentiality provision in the Company’s Code of Business Conduct and Ethics is incorporated by reference into this Agreement and shall survive Employee’s employment with the Company. This Agreement shall not be modified except in writing signed by each of the Parties hereto.

    12.    Execution. This Agreement may be signed by the Parties in counterparts, and each counterpart will be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission or by email (attached as a .pdf file) shall have the same force, validity and effect as originals.

THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN BOTH EMPLOYEE AND THE COMPANY EXECUTE THIS AGREEMENT. SUCH DATE SHALL BE THE EFFECTIVE DATE OF THIS AGREEMENT.

I HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND IT, HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH COUNSEL, AND NOW VOLUNTARILY SIGN IT TO SHOW MY WILLINGNESS AND AGREEMENT TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement as of the date first above written.

SO AGREED:

Employee Signed Name: _________________________________

Employee Printed Name: Seth Bernstein

Date: ____________________________

AllianceBernstein L.P.
By: AllianceBernstein Corporation, General Partner

By: _______________________ Date:__________
Mark Manley
General Counsel

EXHIBIT A – GENERAL RELEASE

Seth Bernstein (“Employee”), for and in consideration of the monies and benefits provided for in Paragraph 1B of the Retirement Agreement first given to Employee on September 28, 2026, and thereafter executed by Employee and signed by AllianceBernstein L.P. (the “Company”) (the “Agreement”), and other promises made by the Company in the Agreement, agrees, pursuant to this General Release, on behalf of Employee and Employee’s heirs, agents, executors, administrators, representatives, successors and assigns to unconditionally and absolutely release and forever discharge the Employer, the Company, and in their official capacities with respect to the Employer and the Company, their officers, directors, board, board members, owners, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, predecessors, successors and successors in interest, and all prior employers acquired by the Company (collectively referred to as “Released Parties”) from any and all claims, actions, causes of action, demands, demands for arbitration, obligations, debts, expenses, fees, contracts, promises, judgments, expenses, compensation and liabilities, known or unknown, whatsoever which Employee now has, has had, or may have, relating to any act, occurrence, or transaction on or before the date of the Agreement, relating to Employee’s employment and/or separation of employment from the Company. This is a General Release. Employee expressly acknowledges that this General Release relates to Employee’s intent to release the Released Parties from any claim relating to Employee’s employment at and separation from the Company, including, but not limited to, tort and contract claims, any other common law claims including claims for wrongful termination, any claims for breach of any express or implied contract, wrongful discharge claims, compensation claims, injunction claims, claims for damages, any claims for emotional distress, defamation, or violation of public policy, any claims for tortious conduct, interference with business relationships, or other tortious or negligent conduct, any claims relating to the Company’s Covid-19 vaccination policies, any and all claims for compensatory time, paid time off, accrued vacation, accrued sick time, bonus, and any and all other claims of any nature whatsoever in law or in equity (including but not limited to any claim under any severance policy), any and all claims for attorneys’ fees, costs, expenses disbursements, any policies, practices, or procedures of the Company, any claims for the payment of medical invoices, any federal, state, or local statutes or regulations including, but not limited to claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, pregnancy, religion, handicap, disability, national origin, ancestry, citizenship, marital status, familial status, sexual orientation, genetic information or any other protected basis under state, federal, or local law, or any other claim of employment discrimination, retaliation or harassment under permitted by law, including, without limitation, any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq., the Civil Rights Act of 1866, 1871, and 1991, Civil Action for Deprivation of Rights 42 U.S.C. 1983, the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq., the Americans With Disabilities Act, as amended, 42 U.S.C. §12101 et seq., the Americans With Disabilities Amendments Act, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq., the Equal Pay Act, 29 U.S.C. §206 et seq., the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §1166(a)(4), (“COBRA”), the Worker-Adjustment Retraining Notification Act, 29 U.S.C. §2101, et seq., the Rehabilitation Act of 1973, National Labor Relations Act, 29 U.S.C. §151 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. §621 et seq., the

Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the False Claims Act, the Fair Labor Standards Act (to the extent permitted by law), the Fair Credit Reporting Act, the Pregnancy Discrimination Act of 1978, Sections 1981 through 1988 of Title 42 of the United States Code, the federal, state, and local Whistleblower Protection Statutes, the Immigration Reform and Control Act, the Sarbanes Oxley Act (to the extent permitted), the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Non-discrimination Act, the Occupational Safety and Health Act, the Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) (to the extent permitted by law), regulations from the Center for Disease Control and Prevention (“CDC”) (including but not limited to all guidance relating to the CDC and any anti-retaliation provisions), the federal Families First Coronavirus Response Act, the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, the Coronavirus Aid, Relief, and Economic Security Act, the American Rescue Plan Act, the federal Worker Adjustment and Retraining Notification Act, any provision of the United States or any state, any provision of any other law, common or statutory, of the United States, or any other state, and/or any provision of any statute, regulation, local law or ordinance. The Parties agree that this General Release provision, and the covenant not to sue provision below, survives and remains in full force and effect in the event the Company or any Released Party institutes an action or proceeding against Employee for breach of any provision of the Agreement.

Notwithstanding any other provision of the Agreement or this General Release, Employee does not waive: (i) claims for workers’ compensation benefits that arose prior to the date of the Agreement, unemployment claims, or any other claims that cannot be legally waived; (ii) claims to enforce the Agreement; or (iii) claims that may arise after the date of the Agreement.

This General Release shall not release any claims (i) for benefits which Employee is entitled to as a participant in the AllianceBernstein Partners Compensation Plan, ICAP, the 2010 Plan, the 2017 Plan and the Profit Sharing Plan in accordance with the terms of such plans, or (ii) for defense and indemnity under the Company’s partnership agreement or otherwise, directors’ and officers’ liability (or other third party liability) insurance and/or applicable law.

Employee also acknowledges that Employee is waiving all claims and causes of action under the laws of all states in which Employee was employed during Employee’s employment with the Company. A non-exclusive list of such state laws is set forth in Attachment 1 attached to this General Release and is incorporated into the Agreement and this General Release by reference. Employee understands and agrees that Employee is releasing all claims against the Company, whether or not they are known to Employee at the time you sign the Agreement and this General Release.

Nothing in this General Release shall prohibit or interfere with Employee’s right to bring any action to enforce the terms of the Agreement. Nor shall anything in this General Release prohibit or interfere with Employee’s right to file a Charge or to cooperate or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, or other state or local fair employment practices agency, or any governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or the Financial Industry Regulatory

Authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. However, except where otherwise prohibited by law, the consideration provided to Employee in the Agreement shall be the sole relief to Employee for all claims Employee previously asserted or could have asserted. Employee releases all such actual or potential claims herein, and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company and the Released Parties in connection with any such claim, charge or proceeding without regard to which entity or person has brought such claim, charge or proceeding. Further, Employee agrees not to take part and, promptly following becoming aware of any such actions, to opt out of any and all purported class actions asserted against the Company or the Released Parties. Employee further agrees that Employee will provide prompt written notice to the Company of Employee’s decision to opt out of any and all purported class actions. Nothing contained in this General Release shall preclude Employee from receiving a monetary award from the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, 15 U.S.C. § 78u-6.

The Company, on behalf of itself and its successors and assigns, hereby unconditionally and absolutely releases and forever discharges Employee from any and all claims, actions, causes of action, demands, demands for arbitration, obligations, debts, expenses, fees, contracts, promises, judgments, expenses, compensation and liabilities, known as of the date of this release by any executive officer of the Company, which the Company now has, has had, or may have, relating to any act, occurrence, or transaction on or before the date of this Release; provided, however, that the foregoing release of claims by the Company shall not include, and shall not constitute a waiver, release, or limitation of, any rights or claims of the Company or any of its affiliates arising under or related to (i) fraud, willful misconduct or criminal acts by Employee, or (ii) any compensation recovery, recoupment, or clawback policy, plan, or provision applicable to Employee, whether currently in effect or subsequently adopted, including any policy adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, and any applicable stock exchange listing standards.

No Commencement of Proceedings. Employee represents and agrees that Employee has not, either directly or on Employee’s behalf, instituted, prosecuted, filed or processed any litigation, claims, charges or proceedings, or demands for arbitration, against the Company or any of the persons or entities released pursuant to this General Release relating to any claims which would be released in this General Release. If Employee has filed any charges or complaints with any federal, state or local court or agency or demands for arbitration regarding any claim released in this General Release, Employee agrees to promptly withdraw such grievance, claim, complaint, charge or lawsuit or demand for arbitration and to promptly execute any documents as may be appropriate to effectuate such withdrawal(s).

Employee agrees, to the maximum extent permitted by law, not to make or file any lawsuits, charges, complaints, demands for arbitration, or other proceedings against any of the persons or entities released in this General Release or to join in any such lawsuits, charges, complaints, or other proceedings against the Company or any of the persons or entities released in this General Release concerning any matter relating to Employee’s employment with and/or separation from the Company that arose on or prior to the date of the Agreement.

Nothing in the Agreement or this General Release shall prohibit or interfere with Employee’s right to bring any action to enforce the terms of this General Release. Nor shall anything in this General Release prohibit or interfere with Employee’s right to file a Charge or to cooperate or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, or other state or local fair employment practices agency, or any governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or the Financial Industry Regulatory Authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. However, except where otherwise prohibited by law, the consideration provided to Employee in the Agreement shall be the sole relief to Employee for all claims Employee previously asserted or could have asserted. Employee releases all such actual or potential claims herein, and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company and the Released Parties in connection with any such claim, charge or proceeding without regard to which entity or person has brought such claim, charge or proceeding. Further, Employee agrees not to take part and to opt out of any and all purported class actions asserted against the Company or the Released Parties. Employee further agrees that Employee will provide prompt written notice to the Company of Employee’s decision to opt out of any and all purported class actions. Nothing contained in the Agreement or this General Release shall preclude Employee from receiving a monetary award from the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, 15 U.S.C. § 78u-6.

No Assistance. Employee further agrees and covenants that, to the maximum extent permitted by law, Employee will not and has not, encouraged or voluntarily assisted or aided in any way others in making or filing any lawsuits, complaints, demands for arbitration, or other proceedings against the Company, or any of the persons or entities released in this General Release.

Employee releases and waives all rights and claims against each of the Released Parties under the Age Discrimination in Employment Act (“ADEA”) in the Agreement between Employee and Employer. By executing this General Release and the Agreement, Employee acknowledges the following:

1.This General Release and the Agreement are written in a manner that Employee understands;

2.Employee has not relied upon any statements or representations by the Company with regard to this matter, the Agreement, or this General Release;

3.Employee has read the Agreement and this General Release. Employee fully understands the terms and conditions of the Agreement and this General Release and has executed the Agreement and executes this General Release knowingly and voluntarily and without any duress;

4.Employee has been advised to consult with an attorney to review the Agreement and this General Release and in fact has done so;

5.Employee is receiving certain consideration as described in Paragraph 1B of the Agreement and said consideration is beyond anything of value to which Employee already would be entitled;

6.Employee received the Agreement and this General Release on September 28, 2026 and has been given twenty-one (21) calendar days within which to review the Agreement and this General Release. Employee acknowledges and agrees that, to be eligible to receive certain consideration as described in Paragraph 1B of the Agreement, Employee shall execute this General Release (a) at the earliest, the day after the Retirement Date and (b) at the latest, five (5) business days after the Retirement Date;

7.Employee has seven (7) days from the date of the execution of this General Release to revoke (that is, cancel) it or will be forever barred from revoking or rescinding this General Release. To be effective, Employee’s rescission must be in writing and delivered by hand or by mail to Mark R. Manley, General Counsel of the Company, at his office at 501 Commerce Street, Nashville, TN 37203, on the 22nd Floor, no later than the close of business on the seventh (7th) day following Employee’s execution of this General Release. If sent by mail, the rescission must be: (i) postmarked within the seven (7) day period; (ii) properly addressed to Mark R. Manley; and (iii) sent by certified mail, return receipt requested;

8.Employee understands that Employee is giving up important rights, including but not limited to, rights under the Age Discrimination in Employment Act of 1967 as amended, and that Employee is giving up any rights and claims in exchange for consideration in Paragraph 1B of the Agreement to which Employee is otherwise not already entitled;

9.Employee understands that Employee is not waiving any rights or claims that may arise after the date this General Release is executed;

10.Employee agrees with everything in the Agreement and this General Release;

This General Release and the Agreement have been negotiated with Employee’s knowledge and consent and Employee has executed the Agreement and executes this General Release voluntarily.

IF EMPLOYEE BREACHES ANY PROVISION IN THIS GENERAL RELEASE, EMPLOYEE SHALL RETURN THE ENTIRE AMOUNT PAID TO EMPLOYEE UNDER THE TERMS OF PARAGRAPH 1B OF THE AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS OF NOTICE OF THE BREACH. IF EMPLOYEE FILES A LAWSUIT OR INITIATES ANY ARBITRATION PROCEEDING ASSERTING ANY CLAIMS THAT ARE RELEASED IN THIS RELEASE, IN ADDITION TO RETURNING THE ENTIRE AMOUNT PAID TO EMPLOYEE UNDER THE TERMS OF THIS AGREEMENT, EMPLOYEE SHALL ALSO PAY ALL COSTS INCURRED BY THE COMPANY OR THE RELEASEES, INCLUDING REASONABLE ATTORNEYS’ FEES, IN DEFENDING AGAINST EMPLOYEE’S CLAIM.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

THIS GENERAL RELEASE SHALL BECOME EFFECTIVE WHEN THE EMPLOYEE EXECUTES IT.

I HAVE READ THE FOREGOING GENERAL RELEASE AND THE ACCOMPANYING AGREEMENT, FULLY UNDERSTAND THE TERMS AND CONDITIONS HEREIN AND THEREIN, HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS GENERAL RELEASE AND THE ACCOMPANYING AGREEMENT WITH COUNSEL, AND NOW VOLUNTARILY SIGN THIS GENERAL RELEASE TO SHOW MY WILLINGNESS AND AGREEMENT TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement as of the date first above written.

SO AGREED:
Employee Signed Name: _________________________________

Employee Printed Name: Seth Bernstein

Date: ____________________________

AllianceBernstein L.P.
By: AllianceBernstein Corporation, General Partner

By: _______________________ Date:__________

Name: ________________________________
Title: ________________________________

ATTACHMENT 1

STATE LAWS UNDER WHICH EMPLOYEE RIGHTS ARE BEING WAIVED
In addition to the rights you are waiving in the General Release Paragraph of the attached Agreement, you are also waiving your rights to claims, both known and unknown, arising under the laws of the states in which you were employed while working for the Company.  These include, but are not limited to, the laws of each state referenced below, to the extent permitted by law. Please consult the list of states below for any additional laws applicable to you.

New York
Tennessee

51985626.13
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